AGREEMENT AND PLAN OF REORGANIZATION

             FOR THE ACQUISITION OF ALL OF THE OUTSTANDING SHARES OF

                     COMMON STOCK OF GLOBAL INVESTORS GUIDE

                                BY UBRANDIT.COM

                                TABLE OF CONTENTS
                                                                                                         PAGE
  RECITALS ..................................................................................................1
  ARTICLE I - THE REORGANIZATION ............................................................................2
  ARTICLE II - EXCHANGE OF SHARES ...........................................................................3
  ARTICLE III - REPRESENTATIONS AND WARRANTIES OF GIG .......................................................4
  ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF UBRANDIT ...................................................9
  ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS ...............................................12
  ARTICLE VI - MISCELLANEOUS ...............................................................................13

 EXHIBITS:

       List of GIG Shareholders ............................................................................"A"
       Liabilities of GIG .................................................................................."B"
       Schedule of Tangible Property of GIG ................................................................"C'
       Accounts Receivable of GIG .........................................................................."D"
       Contracts and Commitments of GIG ...................................................................."E"
       Schedule of Proprietary Information and Intellectual Property of GIG ................................"F"
       List of GIG Bank Accounts and Signatories Therefor .................................................."G"
       Financial Statements of UBRANDIT ...................................................................."H"

                      AGREEMENT AND PLAN OF REORGANIZATION
             FOR THE ACQUISITION OF ALL OF THE OUTSTANDING SHARES OF
                     COMMON STOCK OF GLOBAL INVESTORS GUIDE
                                 BY UBRANDIT.COM

          THIS AGREEMENT AND PLAN OF REORGANIZATION, dated this 11' day of March, 1999, by and among the common shareholders of GLOBAL INVESTORS GUIDE, whose names are listed in Exhibit "A," a copy of which is attached hereto and incorporated herein by this reference (the "Shareholders"), GLOBAL INVESTORS GUIDE ("GIG"), a California corporation, and UBRANDIT.COM ("UBRANDIT"), a Nevada corporation.

                                    RECITALS:

          A. WHEREAS, the Shareholders together own, beneficially and of record, the issued and outstanding shares of the common stock of GIG (hereinafter the shares of common stock are referred to as the "Exchanged Shares") as set forth in the schedule attached hereto and incorporated herein by this reference as Exhibit "A;" and

          B. WHEREAS, UBRANDIT desires to purchase from each of the Shareholders all of the outstanding Exchanged Shares owned by them solely in exchange for an aggregate of 1,826,000 shares (the "UBRANDIT Shares") of the common stock of UBRANDIT, par value $.001, and each of the Shareholders desires to exchange their Exchanged Shares for the UBRANDIT Shares, the number of the Exchanged Shares being surrendered and the number of UBRANDIT Shares being received by each of the Shareholders is as set forth in Exhibit "A" hereto; and

          C. WHEREAS, the parties hereto desire to set forth the definitive terms and conditions upon which each of the Shareholders shall sell to UBRANDIT, and UBRANDIT shall purchase from each of the Shareholders, all of the Stock of GIG owned by each of them; and

          D. WHEREAS, it is intended that GIG, UBRANDIT, and their respective shareholders will recognize no gain or loss for U.S. federal income tax purposes under Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as


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

 amended (the "Code"), and the regulations promulgated thereunder as a result of the Reorganization; and

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and in accordance with the applicable provisions of state law, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                               THE REORGANIZATION

          1.1  The  Reorganization.  On and as of the  Closing  (as  defined  in
 Section 1.2 below) of this Agreement, the Shareholders shall surrender all of their Exchanged Shares in exchange for the UBRANDIT Shares in the amounts set forth opposite the respective names of the Shareholders in Exhibit "A." The transactions contemplated hereby are intended to qualify as a tax-free reorganization under ss.368(a)(1)(B) of the Code and the regulations promulgated thereunder and the parties hereto agree to report them as such.

          1.2 Closing. The closing of the Reorganization (the "Closing") shall take place (i) at the offices of GIG, at 1130 Camino Del Mar, Suite J, Del Mar, CA 92014 at 10:00 a.m., local time, on March 11, 1999; or (ii) at such other time and place and on such other date as the Shareholders, GIG, and UBRANDIT agree (the "Closing Date"). The Closing Date shall be the effective date of the Reorganization.

          1.3 Taking of Necessary Actions. The Shareholders, GIG, and UBRANDIT shall each take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby and to make the Reorganization effective as of the Effective Date. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest UBRANDIT with full title to all of the Exchanged Shares, the Shareholders, and the officers and directors of GIG and UBRANDIT, at the expense of UBRANDIT, shall take all such necessary or appropriate action. To effect the intents and purposes of this Agreement, the following actions shall be taken at the Closing, shall be deemed to occur


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

simultaneously, and the accomplishment of which actions by the parties whose duty it is to perform such actions is duly acknowledged by the execution of this Agreement by the parties hereto:

                   1.3.1 Negotiation of Employment Agreements. As soon as practicable after the Closing, but in no event longer than 60 days after the Closing Date, UBRANDIT agrees to negotiate in good faith with respect to entering into employment agreements, to be approved by the Board of Directors of UBRANDIT, by and between UBRANDIT, as employer, and Mike Fagan, J. Eric Arterburn, Mark Cullivan, and Will Childers as employees, all of whom are currently employed by GIG.

                   1.3.2 Delivery of Exchanged Shares to UBRANDIT; Delivery of the UBRANDIT Shares to the Shareholders. In consideration of the tender by the Shareholders of their Exchanged Shares, copies of which are attached hereto as Exhibit "C," UBRANDIT shall deliver irrevocable orders to UBRANDIT's transfer agent, Pacific Stock Transfer Company, ("PSTC") to issue the UBRANDIT Shares to the Shareholder Representative, on behalf of the Shareholders, in such amounts as set forth in Exhibit "A."

                                   ARTICLE II

                               EXCHANGE OF SHARES

          2.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, by virtue of the Reorganization and without any further action on the part of the Shareholders, GIG, or UBRANDIT, all of the Exchanged Shares shall be exchanged for the UBRANDIT Shares in the amounts to the Shareholders as set forth in Exhibit "'A." Each share of the UBRANDIT Shares shall be validly issued, duly authorized, fully paid, and nonassessable shares of the Common Stock of UBRANDIT as of the Closing Date.

          2.2 Exchange of Certificates. At the Closing, UBRANDIT shall present and deliver to the Shareholders an irrevocable direction to PSTC to issue stock certificates representing the UBRANDIT Common Shares to be issued GIG shareholders pursuant to the Schedule set forth in Exhibit"A". Upon delivery thereof, the Shareholders shall present and deliver to UBRANDIT all of the certificates representing the Exchanged Shares.

          2.3 No Further Rights. From and after the Closing Date, holders of certificates formerly evidencing the Exchanged Shares shall cease to have any rights as shareholders of GIG, except as provided herein or by law.

          2.4      Conditions Precedent to Closing.

                   2.4.1 The Closing shall be contingent upon the agreement of Shareholders holding a minimum of 80% of the outstanding Exchange Shares. At such time as Shareholders holding a minimum of 80% of the Exchanged Shares have entered into this Agreement, the parties shall proceed with the Closing.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                      OFGIG

          GIG represents and warrants to, and covenants with, UBRANDIT, as of the date hereof and as of the Closing Date, as follows:

          3.1 Organization and Corporate Power. GIG is a corporation duly organized, in good standing, and validly existing under the laws of California. GIG has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. The charter documents of GIG as amended to date, the Bylaws of GIG as amended to date, which have previously been provided to UBRANDIT by GIG, are true and complete copies thereof as currently in effect.

          3.2 Authorization. GIG has full corporate power, legal capacity, and authority to enter into this Agreement, to execute all attendant documents and instruments contemplated hereby, and to perform all of its obligations hereunder. This Agreement, and each and every other agreement, document and instrument to be executed by GIG in connection herewith, has been effectively authorized by all necessary action on the part of GIG, including without


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

 limitation the approvals of GIG's Board of Directors, which authorizations remain in full force and effect, have been duly executed and delivered by GIG. No other authorizations or proceedings on the part of GIG or the Shareholders, or otherwise, are required to authorize this Agreement and/or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of GIG and each of the Shareholders and is enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

          3.3 No Conflicts; No Consents. Neither the execution and delivery of this Agreement, nor the consummation by GIG or the Shareholders of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a material breach of, violation of, or default under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument, permit, authorization, or obligation (including, without limitation, any of its charter documents) to which GIG is a party or by which it or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to GIG or its assets or properties, the violation of which would have a material adverse effect upon the business, properties, or assets, or in the condition (financial or otherwise) of GIG. No authorization, consent or approval of any public body or authority was or is necessary for the consummation by GIG or the Shareholders of the transactions contemplated by this Agreement.

          3.4 Capitalization. The authorized capital stock of GIG consists of 10,000 shares of common stock, no par value. As of the date hereof, there are 1,000 shares of common stock issued and outstanding. There are no outstanding contracts or other rights to subscribe for or purchase, or contracts or obligations to issue or grant any rights to acquire any equity security of GIG. GIG does not have any contracts or obligations to redeem, repurchase, or otherwise reacquire any equity security of GIG. All of the Exchanged Shares are duly authorized, validly issued and outstanding, fully paid, and nonassessable and have been issued in conformity with all applicable laws.


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

          3.5 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best knowledge of GIG, threatened against or affecting GIG affecting the Shareholders' rights in the Exchanged Shares (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers, directors of GIG or the Shareholders in connection with the business, operations or affairs of either of them, which might reasonably be expected to result in any material adverse change in the business, properties or assets, or in the condition (financial or otherwise) of GIG, or which question or challenge the Reorganization. GIG is not subject to any voluntary or involuntary proceeding under federal bankruptcy laws and has not made an assignment for the benefit of creditors.

          3.6 Liabilities. Attached hereto as Exhibit "B" is a schedule of the material liabilities of GIG, other than then the Contracts and Commitments that GIG is party to set forth in Paragraph 3.16 of this Agreement, and the Creditors willing to discharge GIG debt for shares of UBRANDIT Common Stock. The parties to this Agreement have agreed to pay certain of the creditors of GIG with common shares of UBRANDIT. Said creditors have agreed to discharge $.50 of GIG debt in exchange for one share of UBRANDIT restricted Common Stock. Exhibit "B" fairly and accurately reflects the material liabilities of GIG.

          3.7 Applicable Permits.GIG holds all licenses, franchises, permits, and authorizations necessary for the lawful conduct of its business as presently conducted and which the failure to so hold would have a material adverse effect upon the business, properties, or assets, or the condition (financial or otherwise) of GIG.

          3.8 Disclosure. Neither GIG nor, to its knowledge, any of the Shareholders has any knowledge of any fact which has not been disclosed in writing to UBRANDIT which may reasonably be expected to materially and adversely affect the business, properties, or assets, or the condition (financial or otherwise) of GIG or title of the Shareholders to the Exchanged Shares or their ability to perform all of the obligations to be performed by


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

 them under this Agreement and/or any other agreement between GIG, the Shareholders, and UBRANDIT to be entered into pursuant to any provision of this Agreement.

          3.9 Ownership of GIG. GIG issued each Shareholder that number 'Of Shares set forth opposite the Shareholder's respective name on Exhibit "A," which shares together constitute all of the issued and outstanding shares of the capital Stock, common and preferred, of GIG. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued by GIG in conformity with all applicable laws.

          3.10 Subsidiaries. GIG has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind.

          3.11 Real Property. GIG has no real property owned by it or under long term lease to or subleased by it.

          3.12 Tangible Personal Property. GIG owns the tangible personal property set forth in Exhibit "C "

          3.13 Tax Matters. GIG has, since its inception, duly filed all material federal, state, municipal, local, and other tax returns. Copies of all such tax returns have been made available for inspection by UBRANDIT prior to the execution hereof. All federal, state, municipal, local, and other taxes shown to be due on such returns have been paid or will be paid prior to the time they become delinquent.

          3.14 Accounts Receivable. GIG has the accounts receivable set forth in Exhibit "D".

          3.15  Inventory.   GIG   has  no   inventories   of   raw   materials,
 work-in-process, or finished goods.

          3.16 Contracts and Commitments. GIG has no contract, agreement, obligation or commitment, written or oral, expressed or implied, which involves a commitment or liability of GIG in excess of $5,000, (except obligations set forth in Exhibit "E") and no union contracts, employee or consulting contracts, financing


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

 agreements, debtor or creditor arrangements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans. As of the date hereof, to the best of their knowledge, there exist no circumstances which would affect the validity or enforceability of any of such contracts and other agreements in accordance with their respective terms. GIG has performed and complied in all material respects with all obligations required to be performed by it to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any of such contracts and other agreements. The validity and enforceability of any contract or other agreement described herein has not been and shall not be materially and adversely affected by the execution and delivery of this Agreement without any further action.

          3.17 Proprietary Information and the intellectual property. The Intellectual property, work product, computer code, and proprietary systems and procedures owned and/or developed by GIG are set forth in Exhibit "F".

          3.18  Insurance. GIG maintains no insurance policies.

          3.19 Arrangements with Employees; Labor Relations. There are no bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement. GIG has no obligations under any collective bargaining agreement or other contract, under any employment contract or consulting agreement, or under any executive's compensation plan, agreement or arrangement.

          3.20 Bank Accounts. All bank and savings accounts, and other accounts at similar financial institutions, of GIG existing at date of Closing are listed on Exhibit "G." Exhibit "G" contains a list of the name of each person or entity authorized to sign on the bank accounts, borrow money, or incur or guarantee indebtedness on behalf of GIG.

          3.21 Powers of Attorney. No valid powers of attorney from GIG to any person or entity exist as of the date of this Agreement.


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

          3.22 Relationships with Customers and Suppliers. No present substantial customer or substantial supplier to GIG has indicated an intention to terminate or materially and adversely alter its existing business relationship therewith, and, to the best knowledge of GIG, none of the present customers of or substantial suppliers to GIG intends to do so.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF UBRANDIT

          UBRANDIT hereby represents and warrants to, and covenants with, each of the Shareholders and GIG as follows:

          4.1 Organization and Corporate Power. UBRANDIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. UBRANDIT has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. The Articles of Incorporation as amended to date, certified by the Secretary of State of Nevada, the Bylaws of UBRANDIT as amended to date, and the resolutions of UBRANDIT's directors authorizing the execution, delivery, and performance of this Agreement, all certified by the President and the Secretary of UBRANDIT, which have previously been provided to GIG by UBRANDIT, are true and complete copies thereof as currently in effect.

          4.2 Authorization. UBRANDIT has full corporate power, legal capacity and corporate authority to enter into this Agreement, to execute all attendant documents and instruments contemplated hereby, to enter into this
 Reorganization, and to perform all of its obligations hereunder. This Agreement, and each and every other agreement, document and instrument to be executed by UBRANDIT in connection herewith, has been effectively authorized by all necessary action on the part of UBRANDIT, including without limitation the approvals of UBRANDIT's Board of Directors which authorizations remain in full force and effect, have been duly executed and delivered by UBRANDIT, and no other authorizations or proceedings on the part of UBRANDIT, or otherwise, are required to authorize this Agreement and/or the transactions contemplated


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

 hereby. This Agreement constitutes the legal, valid, and binding obligation of UBRANDIT and is enforceable against UBRANDIT in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

          4.3. No Conflicts; No Consents. Neither the execution and delivery of this Agreement, nor the consummation by UBRANDIT of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a material breach of, violation of, or default under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which UBRAND1T is a party or by which it or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to UBRANDIT or its assets or properties, the violation of which would have a material adverse effect upon the business, properties, or assets, or in the condition (financial or otherwise) of UBRANDIT. No authorization, consent or approval of any public body or authority was or is necessary for the consummation by UBRANDIT of the transactions contemplated by this Agreement.

          4.4 Capitalization. The authorized capital stock of UBRANDIT consists of 25,000,000 shares of common stock, par value one hundredth of $.001. As of the date hereof, there are 6,930,000 shares of common stock issued and outstanding. All of the shares of common stock issued and outstanding are validly issued, fully paid, and nonassessable. Additionally non-statutory stock options to purchase 995,000 have been granted to key employees and directors for an exercise price of $.50 to $1.00 per share pursuant to the vesting schedules of the respective agreements. Except for said options there are no outstanding options, warrants, contracts or other rights to subscribe for or purchase, or contracts or obligations to issue or grant any rights to acquire any equity security of UBRANDIT. All of the UBRANDIT Shares, when issued to the Shareholders, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued in conformity with all applicable laws.


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

          4.5 Financial Statements of UBRANDIT; Absence of Undisclosed Liabilities; No Adverse Changes. Attached hereto as Exhibit "H" are the audited financial statements of UBRANDIT dated December 31, 1998. Such financial statements (and the notes related thereto) are herein sometimes collectively referred to as the "UBRANDIT Financial Statements." The UBRANDIT Financial Statements are derived from the books and records of UBRANDIT, which books and records have been consistently maintained in a manner which reflects, and such books and records do fairly and accurately reflect, the assets and liabilities of UBRANDIT and fairly and accurately present the financial condition of UBRANDIT on the date of such statements and the results of its operations for the periods indicated, except as may be disclosed in the notes thereto.

          4.6 Tax Matters. UBRANDIT has, since its inception, accurately prepared and duly filed all federal, state, county and local tax returns required to have been filed by it in those jurisdictions where the nature or conduct of its business requires such filing and where the failure to so file would be materially adverse to UBRANDIT.

          4.7 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best knowledge of UBRANDIT, threatened against or affecting UBRANDIT (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the shareholders, officers or directors of UBRANDIT in connection with the business, operations or affairs of UBRANDIT, which might result in any material adverse change in the business, properties or assets, or in the condition (financial or otherwise) of UBRANDIT, or which question or challenge the Reorganization. UBRANDIT is not subject to any voluntary or involuntary proceeding under applicable bankruptcy laws and has not made an assignment for the benefit of creditors.

          4.8 Permits and Authorizations. UBRANDIT (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted and which the failure to so hold would have a


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

 material adverse effect upon the business, properties, or assets, or the condition (financial or otherwise) of UBRANDIT.

          4.9 Disclosure. UBRANDIT has no knowledge of any fact which has not been disclosed in writing to GIG or the Shareholders which may reasonably be expected to materially and adversely affect the business, properties, operations, and/or prospects of UBRANDIT or the ability of UBRANDIT to perform all of the obligations to be performed by UBRANDIT under this Agreement and/or any other agreement between GIG and UBRANDIT to be entered into pursuant to any provision of this Agreement.

          4.10 Subsidiaries. UBRANDIT has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except as reflected in the UBRANDIT Financial Statements.

          4.11 Offering. Subject to the accuracy of the Shareholders representations in Section 5.4 hereof, the offer, sale, and issuance of the UBRANDIT Shares to be issued in conformity with the terms of this Agreement and the transactions contemplated hereby, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and from all applicable state registration or qualification requirements.

          4.12 Reporting  Requirements.   UBRANDIT  has  complied  with and will
 maintain its compliance with all of the reporting requirements under the Act and the Securities Exchange Act of 1934, as amended, through the Closing Date.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

           Each of the Shareholders, severally and not jointly, represent and warrant to and covenant with UBRANDIT, as of the date hereof, as follows:

           5.1 Authority. The Shareholder has full rights, power, and authority to enter into this Agreement; the execution, delivery, and performance of this

 Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby will not conflict with or result in a breach of any agreement to which the Shareholder is a party.

          5.2 Title. The Shareholder has valid and marketable title to the number of Shares set forth opposite such Shareholder's name on Exhibit "A," free and clear of any pledge, lien, security interest, or encumbrance other than pursuant to this Agreement. As of the Closing Date there is no lien, charge, mortgage, pledge, conditional sale agreement, or other encumbrance of any kind or nature recorded in the book of registry of shareholders of GIG with respect to any of the Exchanged Shares owned by the Shareholder and the Exchanged Shares set forth in Exhibit "A" are duly registered in the name of the Shareholders as set forth in Exhibit "A."

          5.3 Restricted Stock. The Shareholder acknowledges that the Exchanged Shares being issued to the Shareholders hereunder will be issued by UBRANDIT without registration or qualification or other filings being made under the Act, or the securities or "blue sky" laws of any state, in reliance upon specific exemptions therefrom, and in furtherance thereof the Shareholder represents that he is acquiring and will hold the shares to be delivered hereunder for his own account, for investment only, and not for distribution within the meaning of the U.S. federal securities laws. The Shareholder acknowledges that a legend, substantially in the following form, shall be placed upon the face of each certificate representing any of UBRANDIT Shares being delivered to the Shareholders hereunder:

           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR
           TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

                                   ARTICLE VI

                                  MISCELLANEOUS

          6.1  Taxes and Expenses.

          6.1.1 Except as otherwise expressly provided in 6.1.2 immediately below, GIG and UBRANDIT shall pay all of their own respective taxes, attorneys' fees and other costs and expenses payable in connection with or as a result of the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained in this Agreement respectively to be performed or observed by each of them. The parties represent and warrant that no brokerage, finders' or other similar fees are being paid by any of the parties in connection with this Agreement.

          6.1.2 The Shareholders shall pay all income taxes, if any, which become due on account of the sale and transfer of the Exchanged Shares to UBRANDIT.

          6.1.3 The representations and warranties of GIG, the Shareholders, and UBRANDIT contained herein and in any other document or instrument delivered by or on behalf of GIG and/or the Shareholders or on behalf of UBRANDIT pursuant hereto shall survive the Closing.

          6.2 Payment of Certain Debts of GIG. All parties to this Agreement have agreed to the payment by separate agreements of certain debts of GIG with common shares of UBRANDIT. Certain creditors have agreed to discharge GIG debt at an exchange formula of $.50 of GIG debt for one share of UBRANDIT restricted Common Stock. Exhibit "B" sets forth the Creditors of GIG willing to accept shares in UBRANDIT.

          6.3 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

          6.4 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and assigns of UBRANDIT, the Shareholders, and GIG, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

          6.5 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada.

          6.6 Notices. Any notice or the delivery of any item to be delivered by a party hereto shall be delivered personally, by U.S. mail, return receipt requested, or by Federal Express, next-day delivery. Any personal delivery made shall be deemed to have been made upon the execution of a receipt for the item to be delivered by the party to whom delivery is made. Delivery by U.S. mail or Federal Express shall be deemed to have been made when delivered by Federal Express to the party to whom addressed. All such deliveries shall be made to the following addresses, or such other addresses as the parties may have instructed the others in accordance with the provisions of this Paragraph:

  (a)     If to UBRANDIT:              UBRANDIT.COM
                                       3651 Lindell Road
                                       Suite A, Las Vegas
                                       Nevada, 89103
  (b)     If to GIG
          or the Shareholders:         GLOBAL INVESTORS GUIDE
                                       1130 Camino Del Mar,
                                       Suite J, Del Mar,
                                       California, 92014

 Any party hereto may change its address by written notice to the other party given in accordance with this Section 6.5.

          6.7 Entire Agreement. This Agreement and the exhibits attached hereto contains the entire agreement between the parties and supersede all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by UBRANDIT, GIG, and the Shareholders.

          6.8 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court, department, offficial, political subdivision, agency or other instrumentality of any government, whether state, local or federal, the remaining provisions of this Agreement to the extent permitted by aw, the parties hereto waive any provision of law that renders any provision hereof invalid or unenforceable in any respect.

          6.9 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

          6.10 Attorney's Fees. In the event of any litigation between the parties, the non-prevailing part shall pay the reasonable expenses, including the attorney's fees, of the prevailing party in connection therewith.

          6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

          6.12 Rule 144 Opinions. The parties agree that after the Closing UBRANDIT shall reasonably cooperate with respect to requests for opinions of counsel or authorization of officers of UBRANDIT to facilitate the sale of unrestricted shares of common stock of UBRANDIT being made in reliance on the terms and conditions of Rule 144 under the Securities Act of 1933 sales.

          6.13 Gender. Whenever the content of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                   Exhibit "A"
                            List of GIG Shareholders


 Shareholder                Number of GIG Shares      Number of UBRANDIT Shares
 to Receive
--------------------------------------------------------------------------------
 Jeff Phillips                      880                       1,606,880
 Mike Fagan                          30                          54,780
 J. Eric Arterburn                   30                          54,780
 Mark Cullivan                       30                          54,780
 Will Childers                       30                          54,780

                                  Exhibit "B"'
                               Liabilities of GIG

 Creditor: Bloomington Corporate Services
 Debt: $150,000

 Creditor: Market Publishing
 Debt: $100,000

                                   Exhibit "C"
                     Schedule of Tangible Personal Property

    Computers
    Processor           RAM (MBs)        Hard Drive (GIG's)               0/s                        Monitor
----------------------------------------------------------------------------------------------------------------------
 Workstations
 P11300 MMX                   64                   4             Win98 4.10.1998                 CyberVision C112 21"
 PPro 180                    128                  3.7            Win95 4.00.950B                 CyberVision DS95 21"
 P120                         32                  1.5            Win98 4.10.1998                 Shamrock 17"
 P233 MMX                     32                  1.5            Win98 4.10.1998                 Shamrock 17"
 P233 MMX                     32                  1.5            Win98 4.10.1999                 Micron 17"
 P166                         32                   2             Win95 4.00.950C                 NEC XV-17 17"
 P133                         48                  1.5            Win98 4.00.1998                 Impressions 7 Plus 17"
 File Servers
 P200 MMX                     64               3.7, 1.2          WinNT 4.00.1381 SP3             Shamrock 15"
 P90                          32                  4.5            WinNT 4.00.1381 SP3
 Web Servers
 P11300 MMX                  128                   8             VVinNT 4.00.1381 SP3
 P166                         64                   6             WinNT 4.00.1381 SP3
 P11300 MMX                  256                   8             WinNT 4.00.1381 SP3
 P11350 MMX                  128                  10             WinNT 4.00.1281 SP3
 P11350 MMX                  256              10.0, 10.0         WinNT 4.00.1381 SP4

 Printers
 HP Office Jet 570
 Rena DA590
 Epson Stylus Color 800
 HP Laster Jet 4+
 HP Laser Jet 5
 HP Laser Jet 5

 Other Miscellaneous Office Equipment
 Toshiba 2060 Copier
 MBM 3802 Shredder
 ASCOM Hasler System 220 Postage Meter
 Sharp UX-1100 Fax Machine
 HP Fax-700
 HP Fax-750
 HP Scan Jet 4C
 Zip Drive
 HP SureStore T4
 Nitsuko NX7NA-824 Phone System

                                  Exhibit "'D"

             Global Investors Guide, Inc. has no accounts receivable

                                   Exhibit "E"
                        Contracts and Commitments of GIG

 1. Agreement with S&P Comstock Financial to provide GIG with financial data for a fee of $3,500 pre month 3month left on contract automatic renewal 2. Agreement with Tal Software license payment of $1,000 per month.
 Agreement expires in July.
 3. Agreement with Muze, Inc. $3500 per month beginning March 15, 1999 one year term.

                                   Exhibit "F"
                Proprietary Information and Intellectual Property

 1)  Web sites (active and inactive)
     a. gigweb.com
     b. newsletterz.com
     c. ubrandit.com
     d. junglejeff.com
     e. bmvs.com
     f. bookmusicvideostore.com
     g. irpackage.com

 All HTML files, .GIF and .JPG images, and any CGI/PERL/ASP scripts or other executable code modules necessary to implement the functionality of the sites. Along with servers housing these web sites and files.

                                   Exhibit "G"
                    List of GIG Bank Accounts and Signatures


 Account Name                              Account #               Signers
 ------------                              ---------               -------
 Financial Newsletters                    23514-07583          Mark Cullivan
                                                               Jeff Phillips
 The Book, Music, Video Store             23518-07581          Mark Cullivan
                                                               Jeff Phillips
 Global Investors Guide Checking          23517-06624          Mike Fagan
                                                               Jeff Phillips

                                   Exhibit "H"
                        Financial Statements of UBRANDIT

                           MOUNT MERLOT ESTATES, INC.

                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                TABLE OF CONTENTS

                                                                     Page Number
                                                                     -----------

    ACCOUNTANT'S REPORT........................................................1
    FINANCIAL STATEMENT:
            Balance Sheet......................................................2
            Statement of Operations and Deficit
            Accumulated During the Development Stage...........................3
            Statement of Changes in Stockholders' Equity.......................4
            Statement of Cash Flows............................................5
            Notes to the Financial Statements..................................6

 DAVID E. COFFEY                       3651 Lindell Rd. - Suite H Las Vegas. NV
                                                          89103

 CERTIFIED PUBLIC ACCOUNTANT           (702) 871-3979


To the Board of Directors and Stockholders of Mount Merlot Estates, Inc.
Las Vegas, Nevada

                I have audited the accompanying balance sheet or Mount Merlot Estates, Inc. (a development stage company) as of December 31, 1998 and the related statements of operations, cash flow and changes in Stockholders' equity for the period from December 19, 1997 (date of inception) to December 31. 1998. These financial statements are the responsibility of Mount. Meriot Estates, Inc.'s manaqement. My responsibility is to express an opinion on these financial statements based on my audit.

                I conducted my audit in accordance with qenerallyy accepted auditing Standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial Statements care free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as wel1 as evaluating the overall financial statement presentation. I believe that my audit of the financial statements provide a reasonable basis for my opinion.

                In my opinion, the accompanying financial statements present fairly, in all material respects, the lfinancial position of Mount Merlot Estates, Inc. as of December 31, 1998 and the results of operations, cash flows arid changes in stockholders' equity for the year then ended in conformity with generally accepted accounting principles. David Coffey C.P.A. February 3, 1999

               /s/David Coffey
               ---------------
               David Coffey C.P.A.
               February 3, 1999

                           MOUNT MERLOT ESTATES INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 1998

              ASSETS
              Cash                                                     $ 44,187
              Organizational costs less accumulated
                     amortization of SAO                                    320
                                                                       --------
                     Total Assets                                      $ 44,507
                                                                       ========

              LIABILITIES & STOCKHOLDERS' EQUITY

              Accounts payable                                         $    400
                                                                       --------
                     Total Liabilities                                      400

              Stockholders' Equity
                     Common stock, authorized 25.000,000 shares
                     at S.001 par value, issued and outstanding
                     5,040.000 shares                                     5,040
                     Paid-in capital                                     39,160
                     Deficit accumulated during
                         the development stage                              (93)
                                                                       --------

                     Total Stockholders' Equity                          44,107

                     Total Liabilities and Stockholders' Equity        $ 44,507
                                                                       ========


                 The accompanying notes are an inteqral part of
                           these financial statements.

                           MOUNT MERLOT ESTATES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF OPERATIONS AND DEFICIT
                    ACCUMULATED DURING THE DEVELOPMENT STAGE
                      FOR THE YEAR ENDED December 31. 1998
                    (With Cumulative Figures From Inception)


                                                                   Inception
                                              Year ended         Dec. 19, 1997
                                             Dec. 31, 1998          To Date
                                             -------------       -------------
             Sales                             $     0                $   0

             Expenses
                    Amortization                    80                   80
                    office expenses                 13                   13
                                                 -----                -----
             Total expenses                         93                   93
             Net loss                                0                $ (93)
                                                 =====                =====
             Deficit accumulated,
             beginning of year                       0
                                                 -----
             Deficit accumulated during
             the development stage              $  (93)
                                                 =====


                 The accompanying notes are an integral part of
                           these financial statements.

                           MOUNT MERLOT ESTATES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                PERIOD FROM December 19, 1991 (Date of Inception)
                              To December 31, 1998



                                                 Additional
                             Common Stock          Paid-in
                         Shares       Amount       Capital        Total
                       ----------   ----------   ----------    ----------
 Balance,
 December 19, 1997     $     --     $     --     $     --      $     --

 Issuance of common
 stock for cash            40,000           40          360           400
                       ----------   ----------   ----------    ----------

 December 31, 1997         40,000           40          360           400

 ISSUANCE Of common
 stock for cash        5,000,0000        5,000       45,000        50,000

 Less offering costs            0            0       (6,200)       (6,200)

 Less net loss                  0            0            0           (93)
                       ----------   ----------   ----------    ----------
 Balance,
 December 31, 1998     $5,040,000   $    5,040   $   39,160        44,107
                       ==========   ==========   ==========    ==========


                 The accompanying notes are an Integral part of
                           these financial statements.

                           MOUNT MERLOT ESTATES. INC.
                          (A DEVLOPEMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED December 31, 1998
                    (with Cumulative Figures From Inception)


                                                                Inception
                                              Year ended       Dec.19, 1997
                                             Dec. 31, 1998       To Date
                                                --------        --------
 CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
 Net loss                                       $   (.93)       $   (.93)
 Noncash expenses included in net loss
          Amortization                                80              80
          increase in accounts payable                 0             400
                                                --------        --------

             NET CASH PROVIDED BY
             OPERATING ACTIVITIES                    (13)            387
 CASH FLOWS USED 13Y INVESTING ACTIVITIES
          organizational Costs                         0             400
                                                --------        --------

             NET CASH USED BY
             INVESTING ACTIVITIES                      0             400
 CASH FLOWS FROM FINANCING ACTIVITIES
            Sale of common stock                   5,000           5,040
            Paid-in capital                       45,000          45,360
            Less offering costs                   (6,200)         (6,200)
                                                --------        --------
             NET CASH PROVIDED BY
             FINANCING ACTIVITIES                 43,800          44,200
                                                --------        --------
             NET INCREASE IN CASH                 43,787        $ 44,187
                                                --------        --------
 CASH AT BEGINNING OF PERIOD                         400             400
                                                --------        --------
         CASH AT END OF PERIOD                  $ 44,187        $ 44,187
                                                ========        ========


                 The accompanying notes are an integral part of
                           these financial statements.

                    MOUNT MERLOT ESTATES, INC. (A DEVELOPMENT
                      STAGE COMPANY) NOTES TO The FINANCIAL
                          STATEMENTS December 31. 1998

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The Company was incorporated on December 19, 1997 under the laws of the State of Nevada. The business purpose of the Company is to engage in the development. of a Merlot viliculture operation in Santa Ynez County. California. The Company will adopt accounting policies and procedures based upon the nature of future transactions.

NOTE B ORGANIZATION COSTS

       Organization costs are capitalized and amortized over 60 months

NOTE C STOCK OFFERING

       On February 20, 1998, the Company prepared a stock offering for 5,000.000 shares of common stock $.01 per share. pursuant to Regulation 504 of the Securities Act of 1993, as Amended, the "Act") . The Company sold 5,000,000 shares of common stock at. S.01 and received net proceeds of $50.000.

NOTE D SUBSEQUENT EVENTS - STOCK OPTION AND INCENTIVE PLAN

       On January 4, 1999, the Board of directors adopted the Stock Option and Incentive Plan". The aggregate number of shares which may he issued as awards under the plan is 2,500,000 shares. As of February 3, 1999, the non statutory stock options to purchase 1,275,000 shares have been granted to key employees and directors for the exercise price of $.50 per share. The options expire January 25, 2004.